FOR IMMEDIATE RELEASE:

SERVICE CORPORATION INTERNATIONAL
ANNOUNCES SUCCESSFUL BID FOR KEYSTONE NORTH AMERICA INC.

HOUSTON, Texas, March 26, 2010 . . . Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, announced today that 23,748,302 common shares of Keystone North America Inc. (“Keystone”), representing approximately 91% of the outstanding Keystone common shares, have been tendered to the offer (the "Offer") dated November 16, 2009, as amended, made by SCI Alliance Acquisition Corporation ("SCI Alliance"), a wholly-owned subsidiary of SCI.  Since all of the conditions of the Offer have been satisfied, SCI Alliance has taken up all of the Keystone common shares tendered to the Offer.

SCI intends to acquire all of the Keystone common shares that were not deposited under the Offer pursuant to the compulsory acquisition provisions of the Ontario Business Corporations Act.

“We welcome the Keystone associates into the Dignity Memorial family,” said Tom Ryan, SCI president and chief executive officer.  “The acquisition is a great complement to the more than 300 similarly situated businesses we currently operate and will provide a platform to grow our business in this valuable segment.”

In connection with the Offer, the board of directors of Keystone has been replaced by nominees of SCI, with Mr. Steven Tidwell remaining as a director of Keystone.

Keystone has given notice that its subordinated notes (including the subordinated notes forming a part of the income participating securities of Keystone) will be redeemed on April 26, 2010.  Keystone has deposited sufficient funds with the trustee under the note indenture to redeem the notes and pay all interest up to the redemption date. In addition, Keystone has repaid the outstanding amounts under, and terminated, the senior credit facility of its subsidiary, Keystone America, Inc.

Keystone shareholders with questions or requests should contact Kingsdale Shareholder Services Inc., the Information Agent in connection with the Offer:

    North American Toll Free Phone:  1-866-581-1487
    Outside North America, Banks and Brokers Call Collect:  416-867-2272
    E-mail: contactus@kingsdaleshareholder.com
    Facsimile:  416-867-2271
    Toll Free Facsimile:  1-866-545-5580

About Service Corporation International
Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's largest provider of deathcare products and services.  At December 31, 2009, we owned and operated 1,254 funeral homes and 372 cemeteries (of which 212 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial(R) brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial(R), please visit www.dignitymemorial.com.

Reader Advisory
This announcement is for informational purposes only and does not constitute or form part of any offer or invitation to purchase, acquire, subscribe for, sell, dispose of or issue, or any solicitation of an offer to sell, dispose, issue, purchase, acquire or subscribe for any security. The Offer is being made exclusively by means of and subject to the terms and conditions set out in the Offer documentation delivered to Keystone shareholders and filed with the Canadian provincial securities regulators. Keystone shareholders should read these materials carefully as they contain important information, including the terms and conditions of the Offer. The Offer documentation is available electronically without charge at www.sedar.com.

For additional information contact:

Service Corporation International

Investors: Debbie Young / Investor Relations	(713) 525-9088
Media: Lisa Marshall / Corporate Communications	(713) 525-5235